Registration No. 33-
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM S-8
                        REGISTRATION STATEMENT
                                 Under
                      THE SECURITIES ACT OF 1933

                   MARSH & McLENNAN COMPANIES, INC.
        (Exact name of registrant as specified in its charter)

          Delaware                                 36-2668272
(State or other jurisdiction of                 (I.R.S. Employer
incorporation or organization)                  Identification No.)

                      1166 Avenue of the Americas
                    New York, New York  10036-2774
               (Address of Principal Executive Offices)

            MARSH & McLENNAN COMPANIES STOCK PURCHASE PLAN
                      FOR INTERNATIONAL EMPLOYEES
                       (Full title of the plan)

                    GREGORY F. VAN GUNDY, ESQ.
                    General Counsel and Secretary
                    MARSH & McLENNAN COMPANIES, INC.
                    1166 Avenue of the Americas
                    New York, New York  10036-2774
                    (212) 345-5000

       (Name, address and telephone number of agent for service)
                     CALCULATION OF REGISTRATION FEE

                               Proposed
                               maximum     Proposed
     Title of                  offering    maximum       Amount
    securities     Amounts      price      aggregate      of
      to be         to be        per       offering   registration
    registered    registered   share(1)    price(1)       fee

Common Stock,
$1.00 par value
per share,
together with
associated
Preferred
Stock Purchase
Rights . . . . .    500,000    $85.125    $42,562,500   $14,676.72

(1) Estimated for calculation of registration fee only, pursuant to Rule 457, on the basis of the average of the high and low prices at which securities of the same class were sold on October 9, 1995.

                                PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

     There is incorporated herein by reference the information contained in the Annual Report on Form 10-K of the registrant for the fiscal year ended December 31, 1994, all other reports filed and to be filed by the registrant pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the end of the fiscal year ended December 31, 1994, the Proxy Statement of the registrant distributed in connection with the annual meeting of stockholders of the registrant held on May 16, 1995, all other definitive proxy statements or information statements filed or to be filed subsequent to the date hereof pursuant to section 14 of the Exchange Act in connection with an annual or special meeting of stockholders of the registrant and the description of the common stock and associated preferred stock purchase rights of the registrant contained in the registration statements of the registrant filed under section 12 of the Exchange Act including any amendment or report filed for the purpose of updating such descriptions, all as filed with the Commission. All information contained in any reports or documents filed by the registrant pursuant to sections 13(a) and (c), 14 and 15(d) of the Exchange Act after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of each such document.

Item 4.  Description of Securities

     See "Incorporation of Documents by Reference."

Item 5.  Interests of Named Experts and Counsel

     The legality of the securities being offered under the Plan has been passed upon by Gregory Van Gundy, General Counsel of the registrant.

Item 6.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware empowers a corporation, such as the registrant, to indemnify its officers, directors, employees and agents for certain of their acts. The Restated Certificate of Incorporation and By-Laws of the registrant provide that the registrant shall indemnify directors and officers of the registrant to the fullest extent authorized by Delaware law and that the registrant may advance expenses incurred by the director or officer in defending a suit, provided that under certain conditions such advance must be repaid. Certain compensation and benefit plans of the registrant also contain similar indemnification language.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation of the registrant eliminates liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by this section.

     The Restated Certificate of Incorporation also provides that the registrant may maintain insurance to protect any director or officer of registrant against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. The registrant maintains insurance policies with respect to certain liabilities incurred by its directors and officers acting in such capacities, as well as fiduciary liability insurance which covers, among others, those officers and directors of the registrant who are "fiduciaries" with respect to the registrant's employee benefit plans.

Item 7.  Exemption from Registration Claimed

     Inapplicable

Item 8.  Exhibits

     (4) The Marsh & McLennan Companies Stock Purchase Plan for
International Employees.

     (5) Opinion of Gregory Van Gundy, Esq.

     (23) Consent of Gregory Van Gundy is included in Exhibit 5.

     (23) Consent of Deloitte & Touche LLP.

     (24) Powers of Attorney

Item 9.  Undertakings

     Rule 415 Offering.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subsequent Exchange Act Documents.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on this 13th day of October, 1995.

                                  MARSH & McLENNAN COMPANIES, INC.



                              By: /s/A.J.C. Smith
                                   A.J.C. Smith
                                   Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

  Signatures                 Title                    Date

/s/A.J.C. Smith         Chairman of the Board,   October 13, 1995
A.J.C. SMITH            Chief Executive
                        Officer and Director

/s/Frank J. Borelli    Senior Vice President,    October 13, 1995
FRANK J. BORELLI       Chief Financial
                       Officer and Director

/s/Douglas C. Davis    Vice President and        October 13, 1995
DOUGLAS C. DAVIS       Controller (Chief
                       Accounting Officer)

LEWIS W. BERNARD*         Director               October 13, 1995
LEWIS W. BERNARD

RICHARD H. BLUM*          Director               October 13, 1995
RICHARD H. BLUM

ROBERT CLEMENTS*          Director               October 13, 1995
ROBERT CLEMENTS

PETER COSTER*             Director               October 13, 1995
PETER COSTER

R.J. GROVES*              Director               October 13, 1995
R.J. GROVES

RICHARD E. HECKERT*       Director               October 13, 1995
RICHARD E. HECKERT

  Signatures                 Title                    Date

RICHARD S. HICKOK*        Director               October 13, 1995
RICHARD S. HICKOK

DAVID D. HOLBROOK*        Director               October 13, 1995
DAVID D. HOLBROOK

ROBERT M.G. HUSSON*       Director               October 13, 1995
ROBERT M.G. HUSSON

LAWRENCE J. LASSER*       Director               October 13, 1995
LAWRENCE J. LASSER

RICHARD M. MORROW*        Director               October 13, 1995
RICHARD M. MORROW

GEORGE PUTNAM*            Director               October 13, 1995
GEORGE PUTNAM

ADELE SMITH SIMMONS*      Director               October 13, 1995
ADELE SMITH SIMMONS

JOHN T. SINNOTT*          Director               October 13, 1995
JOHN T. SINNOTT

FRANK J. TASCO*           Director               October 13, 1995
FRANK J. TASCO

R.J. VENTRES*             Director               October 13, 1995
R.J. VENTRES

PHILIP L. WROUGHTON*      Director               October 13, 1995
PHILIP L. WROUGHTON

     *Gregory F. Van Gundy, pursuant to Powers of Attorney executed by each of the officers and directors listed above whose name is marked by a (*), by signing his name hereto does hereby sign and execute this registration statement of Marsh & McLennan Companies, Inc. on behalf of each of such officers and directors in the capacities in which the names of each appear above.


                                   /s/Gregory F. Van Gundy
                                   Gregory F. Van Gundy

October 13, 1995
                             EXHIBIT INDEX


           Exhibit No.                 Description

               4                 The Marsh & McLennan Companies
                                 Stock Purchase Plan for
                                 International Employees

               5                 Opinion of Gregory Van Gundy, Esq.


               23                Consent of Gregory Van Gundy
                                 included in Exhibit 5

               23                Consent of Deloitte & Touche LLP

               24 Powers of Attorney (incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1994)